Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2007 Financial Results

NASSAU, THE BAHAMAS, October 31, 2007 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2007.

Steiner Leisure's revenues for the third quarter ended September 30, 2007 rose 11.2% to $140.4 million from $126.3 million during the comparable quarter in 2006. Income from continuing operations for the third quarter was $11.4 million in both 2007 and 2006.

Earnings per share for the third quarter ended September 30, 2007 was $0.68 per share, compared with $0.66 per share for the comparable quarter in 2006. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2007 rose 13.2% to $394.0 million from $348.1 million during the comparable nine months in 2006. Income from continuing operations, before discontinued operations for the nine months ended September 30, 2007 was $33.7 million compared with $32.8 million for the same nine months in 2006.

Earnings per share before discontinued operations for the nine months ended September 30, 2007 was $1.96 per share compared with $1.85 per share for the comparable nine months in 2006. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "The maritime business executed very well and the rest of the business performed in line with our expectations."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 132 cruise ships, and in 52 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, November 1, 2007. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, November 1, 2007 (approximately 3 hours after the call takes place) through Thursday, November 8, 2007 at approximately 9:00 pm. You may reach it by dialing (800) 731-6039 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006(1)
Revenues:
Services	$92,682	$85,942	$263,498	$236,759
Products	47,749	40,350	130,509	111,308
Total revenues	140,431	126,292	394,007	348,067

Cost of Sales:
Cost of services	75,269	68,586	212,253	188,516
Cost of products	35,185	29,901	93,901	81,909
Total cost of sales	110,454	98,487	306,154	270,425
Gross profit	29,977	27,805	87,853	77,642

Operating Expenses:
Administrative	8,332	6,903	23,841	19,091
Salary and payroll taxes	9,452	8,521	28,092	24,278
Total operating expenses	17,784	15,424	51,933	43,369
Income from continuing operations	12,193	12,381	35,920	34,273

Other Income (Expense):
Interest expense	(132)	(164)	(280)	(249)
Other income	397	340	1,352	1,609
Total other income (expense)	265	176	1,072	1,360

Income from continuing operations before provision for income taxes and discontinued operations	12,458	12,557	36,992	35,633

Provision for income taxes	1,085	1,167	3,278	2,883

Income from continuing operations before discontinued operations	11,373	11,390	33,714	32,750

Income from discontinued operations, net of taxes	--	--	--	225

Net income	$11,373	$11,390	$33,714	$32,975

Income per share-Basic:
Income before discontinued operations	$0.69	$0.67	$2.00	$1.91
Income from discontinued operations	--	--	--	0.01
	$0.69	$0.67	$2.00	$1.92

Income per share-Diluted (2):
Income before discontinued operations	$0.68	$0.66	$1.96	$1.85
Income from discontinued operations	--	--	--	0.01
	$0.68	$0.66	$1.96	$1.86

Weighted average shares outstanding:
Basic	16,519	16,956	16,818	17,217
Diluted	16,837	17,344	17,182	17,691

Notes:

  Includes post acquisition results of UCMT and an affiliate which were acquired on April 3, 2006.
  Considers the impact of stock options outstanding of a subsidiary's common stock of $29,000 for the three months ended September 30, 2006 and $37,000 and $95,000 for the nine months ended September 30, 2007 and 2006, respectively. The impact was anti-dilutive for the three months ended September 30, 2007.

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Average number of ships served[1]:	129	123	127	119
Spa	95	90	94	86
Non-Spa	34	33	33	33

Average total number of staff on ships served:	2,021	1,875	1,976	1,781
Spa	1,784	1,648	1,737	1,553
Non-Spa	237	227	239	228

Revenue per staff per day[2]:	$503	$485	$477	$471
Spa	$523	$505	$498	$494
Non-Spa	$357	$339	$331	$319

Average weekly revenues:	$55,213	$51,694	$52,058	$49,186
Spa	$68,395	$64,441	$64,773	$62,013
Non-Spa	$17,684	$16,455	$16,533	$15,501

Average number of land-based spas served [3]	53	56	54	56

Average weekly land-based spas revenues	$25,880	$24,944	$26,191	$26,356

Total schools revenues[4,5]	$11,804,000	$11,725,000	$35,154,000	$27,884,000

Total wholesale and retail product revenues	$16,892,000	$12,788,000	$46,099,000	$33,882,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $53,000 and $126,000 for the three months ended September 30, 2007 and 2006, respectively, and $212,000 and $421,000 for the nine months ended September 30, 2007 and 2006, respectively, relating to the Steiner training school near London, England.

5 Includes post acquisition results of UCMT which was acquired on April 3, 2006.